Exhibit 107
Calculation of Filing Fee Tables
(1)
Form 424B2
(Form Type)
Keurig Dr Pepper Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	Floating Rate Senior Notes due 2026	457(r)	$500,000,000	100.000%	$500,000,000	0.00015310	$76,550.00

Fees to Be Paid	Debt	4.350% Senior Notes due 2028	457(r)	$500,000,000	99.940%	$499,700,000	0.00015310	$76,504.07

Fees to Be Paid	Debt	4.600% Senior Notes due 2030	457(r)	$500,000,000	99.746%	$498,730,000	0.00015310	$76,355.56

Fees to Be Paid	Debt	5.150% Senior Notes due 2035	457(r)	$500,000,000	99.565%	$497,825,000	0.00015310	$76,217.01

Fees to Be Paid	Debt	Guarantees of Debt Securities(2)	457(n)	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities

	Total Offering Amounts:					$1,996,225,000		$305,626.64

	Total Fees Previously Paid:							$0.00

	Total Fee Offsets:							$0.00

	Net Fee Due:							$305,626.64

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

(2)	Pursuant to Rule 457(n) of the Securities Act of 1933, as amended, no separate registration fee is payable with respect to any such guarantees.